UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):   March 10, 2009

EMTA HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-136583	41-2145746
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7430 E. Butherus, Suite D, Scottsdale, AZ		85260
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code:		480-222-6222

Not Applicable
(Former name or former address, if changed since last report)

Copies to:

Marc J. Ross, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Floor
New York, New York 10006
Phone: (212) 930-9700
Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Competion of Acquisition or Disposition of Assets.

On March 10, 2009, EMTA Holdings, Inc. (the “Company”), through its wholly-owned subsidiary, Lumea, Inc., acquired substantially all of the assets of Easy Staffing Services, Inc., ESSI, Inc. and Easy Staffing Solutions of IL, Inc. (collectively, the “Sellers”),under the terms of an asset purchase agreement dated March 10, 2009 (the “Agreement”).  The Agreement replaced the original letter of intent between the parties dated October 17, 2008. The acquisition was made by Lumea, Inc. and its subsidiaries, which had been created specifically for the purpose of acquiring the assets and business of the sellers. A copy of the Agreement is attached hereto as Exhibit 10.1.

Under the terms of the Agreement, the Company assumed control of the staffing business effective as of March 1, 2009. Under the Agreement at  the Closing, as that term is defined in the Agreement, the Company delivered to the Sellers 15,000,000 shares of its common stock along with two promissory notes in the aggregate principal amount of Eight Million Seven Hundred-Fifty Thousand Dollars ($8,750,000) (the “Promissory Notes”)  A copy of the Promissory Notes are attached hereto as Exhibit 10.2.   The Company also assumed liabilities of the Sellers of approximately $2,250,000.  The liabilities and notes are due over the next five (5) years and bear interest at rates ranging from 3.25% to 6.0% per annum. The assets acquired in the purchase include the Sellers client book of business, employees, office equipment, leases and operating software and hardware to operate the business. The Company also paid a broker’s fee consisting of 6,733,333 shares of the Company’s common stock to the brokers associated with this transaction.

The Promissory Notes were secured by two security agreements by and between Lumea, Inc. and Easy Staffing Services, Inc (the “Security Agreements”).   Under the Security Agreements Lumea. Inc. agreed to give Easy Staffing Services, Inc. a security interest in the property described therein as security for the Promissory Notes.  Copies of the Security Agreements are attached hereto as Exhibit 10.3.

Additionally, the Company entered into an Indemnification and Stock Option Agreement with Mr. Cliff Blake, the President and Chief Executive Officer of Lumea, Inc. (the “Indemnification Agreement”).  Under the Indemnification Agreement, Mr. Blake, who is a personal guarantor on various obligations of each of Easy Staffing Solutions and ESSI, Inc. shall be indemnified by the Company and Lumea, Inc. from and against certain liabilities arising out of the transactions contemplated by the Agreement, as well as continuation of various personal guarantees provided by Mr. Blake.  Under the Indemnification Agreement Mr. Blake was also granted options to purchase shares of common stock of the Company while the Promissory Notes remains unpaid and the personal guarantees exist. A copy of the Indemnification Agreement is attached hereto as Exhibit 10.4.

Item 2.03	Creation of A direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On March 9, 2009, Lumea, Inc and subsidiaries entered into a Commercial Financing Agreement with Porter Capital Corporation for the financing of receivables from clients in the aggregate amount of $5,000,000 for as term of one year with an automatic renewal for an additional two years.   The interest rate is prime rate, as published by the Wall Street Journal plus 2% plus a monthly service fee of 0.65% charged monthly.  The security for this Agreement is the pledged accounts receivable of the Lumea entities.  The Company has guaranteed the payment of the amounts due under this Agreement via signed guarantees.  The Commercial Financing Agreement and associated documents are attached hereto as Exhibits 10.5-10.8.

Item 9.01	Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired.

As permitted by Item 9.01(a)(4) of Form 8-K, audited consolidated financial statements of the acquired businesses, Easy Staffing Services, Inc., ESSI, Inc. and Easy Staffing Solutions of IL, Inc., will be filed not later than 71 calendar days after the due date that the initial report on Form 8-K must be filed as required under the applicable rules.

(b)	Pro Forma Financial Information.

As permitted by Item 9.01(b)(2) of Form 8-K, pro forma financial statements of the Registrant giving effect to the acquisition of acquired businesses, Easy Staffing Services, Inc., ESSI, Inc. and Easy Staffing Solutions of IL, Inc., will be filed not later than 71 calendar days after the due date that the initial report on Form 8-K must be filed as required under the applicable rules.

Exhibit Index

10.1	Asset Purchase Agreement by and between EMTA Holdings, Inc. through its wholly-owned subsidiary, Lumea, Inc., and Easy Staffing Services, Inc., ESSI, Inc. and Easy Staffing Solutions of IL, Inc.
10.2	Promissory Note from Lumea, Inc. to Easy Staffing Services, Inc., in the amount of $5,750,000 and Promissory Note from Lumea, Inc. to Easy Staffing Services, Inc. in the amount of $3,000,000
10.3	Security Agreements by and between Lumea, Inc. and Easy Staffing Services, Inc.
10.4	Indemnification and Stock Option Agreement by and between the Company, Lumea, Inc. and Cliff Blake
10.5	Commercial Financing Agreement by and between Lumea, Inc., Lumea Staffing of CA, Inc., Lumea Staffing, Inc., Lumea Staffing of IL, Inc. and Porter Capital Corporation
10.6	Amended and Restated Commercial Financing Agreement by and between Lumea, Inc., Lumea Staffing of CA, Inc., Lumea Staffing, Inc., Lumea Staffing of IL, Inc. and Porter Capital Corporation
10.7	Validity Guarantee – Lonergan
10.8	Validity Guarantee – Marshall

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated:   March 16, 2009

EMTA HOLDINGS, INC.

By:	/s/ Edmond L. Lonergan

Edmond L. Lonergan
President - Chief Executive Officer